Exhibit 10.1

PUBLIC STORAGE, INC.
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701 Western Avenue                                          Tel:  (818) 244-8080
Glendale, CA 91201-2349                                     Fax:  (818) 548-9288

                                  June 30, 2005

Mr. Harvey Lenkin
1112 Lagunita Road
Pasadena, CA 91105

Dear Harvey:

         We are delighted that you have agreed to serve as a consultant on the terms outlined in this letter agreement.

         From July 2, 2005 through June 30, 2006, Public Storage, Inc. ("PSI") is retaining you to provide services relating to PSI's expansion, capital raising, share purchases and on other projects the Company's CEO or Board of Directors may reasonably request (other than your duties as director of PSI). These services will be rendered on days and times mutually convenient to PSI and you consistent with the requirements of the projects and are likely to involve travel. You agree to be available for up to approximately 60 days during the time of this agreement. You will report to Mr. Havner.

         During the term of this agreement, PSI will pay you monthly on the last business day of each month at the rate of $12,500 per month.

         PSI will also reimburse you for those properly documented travel or similar expenditures incurred by you that PSI determines are reasonably necessary for the proper discharge of your duties under this agreement. During the term of this agreement, PSI will continue to provide you with an office at PSI's headquarters as well as use of the Company's e-mail.

         You are engaged by PSI as an independent contractor, not as an employee or agent of PSI. You are solely responsible for paying any taxes attributable to your services under this agreement. You will not participate in any employee benefit plan or other fringe benefits of employment available to employees of PSI or its affiliates, including paid vacation, holiday pay, sick pay or other type of paid leave.

         You agree not to use or disclose, directly or indirectly, other than in the performance of your duties under this agreement, any confidential or proprietary information of PSI or its affiliates, including marketing and sales information and plans, pricing information, business plans, customer lists, personnel, operational and similar information. This obligation applies both during and after the term of this agreement. If you violate this provision, PSI will have the right to seek specific performance of this provision in addition to the other remedies.

         During the term of this agreement, you agree not to compete, directly or indirectly, with PSI in the acquisition or development of self-storage facilities. This restriction precludes you from acting as a principal, owner, shareholder, partner, employee, consultant or in any similar capacity for any other self-storage operator, provided that you may own less than 1% of the stock of a publicly traded corporation engaged in the self-storage business.

         The indemnity agreement dated November 1, 1991 between PSI and you will apply to the services rendered by you under this agreement.

         PSI has the right to request that you render services under this agreement for an affiliate or to assign this agreement to any affiliate, provided that PSI remains obligated under this agreement.

         This agreement will be governed by the laws of the State of California.

         PSI and you agree that any dispute between us arising under this agreement or otherwise will be submitted to final and binding arbitration under the auspices of the American Arbitration Association in Los Angeles, California and not to any other forum.

         This letter embodies the entire agreement and understanding between PSI, its affiliates and you relating to your consulting services for PSI and its affiliates. This letter supersedes any prior discussion regarding these matters.

         If the foregoing reflects your understanding of our agreement, please sign a copy of this letter which will become a binding agreement between us.

                                                   Very truly yours,

                                                   PUBLIC STORAGE, INC

                                                 /s/ Ronald L. Havner, Jr.
                                                 ---------------------------
                                                     Ronald L. Havner, Jr.
                                                     Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Harvey Lenkin
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    Harvey Lenkin